NEWS RELEASE

The Hartford Announces Fourth Quarter And Full Year 2020 Financial Results, 2021 Outlook For Select Business Metrics

•Fourth quarter 2020 net income available to common stockholders of $532 million ($1.47 per diluted share) decreased 2% from fourth quarter 2019, and core earnings* of $636 million (core earnings per diluted share* of $1.76) rose 22% from fourth quarter 2019
•Full year 2020 net income available to common stockholders of $1.7 billion ($4.76 per diluted share) decreased 17% from full year 2019. Full year 2020 core earnings of $2.1 billion ($5.78 per diluted share) increased 1% from full year 2019
•Net income ROE for the trailing 12-month period ended Dec. 31, 2020, was 10.0% and core earnings ROE* for the same period was 12.7%
•Book value per diluted share was $50.39, compared to $43.85 at Dec. 31, 2019; book value per diluted share excluding accumulated other comprehensive income (AOCI)* rose 8% to $47.16

•Commercial Lines combined ratio of 91.8 compared with 98.2 in fourth quarter 2019; underlying combined ratio* of 90.7 was 5.2 points better than fourth quarter 2019 with underlying margin improvement across Small Commercial, Middle & Large Commercial and Global Specialty. Commercial Lines included $28 million, before tax, or 1.3 points of COVID-19 losses in the quarter

•Group Benefits net income margin was 3.9% in fourth quarter 2020 compared with 10.5% in the year prior. Core earnings margin* was 3.3% in fourth quarter 2020, compared with 10.6% in the year prior. Group Benefits experienced excess mortality of $152 million, before tax, or 8.1 points of margin impact, in fourth quarter 2020, primarily caused by direct and indirect impacts of COVID-19

•Capital management actions include a quarterly dividend increase of 8% to $0.35 per common share, payable Apr. 2, 2021 to shareholders of record at the close of business on Mar. 1, 2021, and the previously announced share repurchase authorization of $1.5 billion, effective Jan.1, 2021 through Dec. 31, 2022

* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

HARTFORD, Conn., Feb. 04, 2021 – The Hartford (NYSE: HIG) today announced financial results for the fourth quarter and year ended Dec. 31, 2020.

“We have been through one of the most turbulent years in recent history, which was shaped by the COVID-19 pandemic, the economic shutdown, social unrest and a significant number of catastrophe events. Despite these challenges we delivered strong core earnings of $2.1 billion, or $5.78 per diluted share, and a twelve-month core earnings ROE of 12.7 percent. In the P&C business, underlying margin expansion reflects higher pricing, disciplined underwriting, and operating efficiencies through our Hartford Next initiative. Our investment portfolio performed well with strong partnership returns. Group Benefits results in the fourth quarter were impacted by higher mortality rates in Group life primarily related to COVID-19,” said The Hartford’s Chairman and CEO Christopher Swift.

The Hartford's President, Doug Elliot, said, “Hartford’s P&C business results were strong during 2020 despite the challenges faced by our company and the industry. Small Commercial delivered record new business from our Spectrum package product during the last four months of the year. In Middle & Large Commercial and Global Specialty, significant positive pricing and underwriting discipline has improved underlying results. In Personal Lines we are looking forward to the launch of our new auto and home product during the first half of 2021. Our underwriting execution during this very difficult year, combined with expectations for continued strong pricing will drive margin improvement and set the foundation for growth in 2021.”

Swift added, “Our businesses showed strong performance in a challenging year as the benefit of strategic priorities were evident in our results. As we manage through the pandemic, continued execution on our initiatives will generate further improvement in results and enhance value for all of our stakeholders."

CONSOLIDATED RESULTS:

	Three Months Ended			Twelve Months Ended
($ in millions except per share data)	Dec 31 2020	Dec 31 2019	Change[1]	Dec 31 2020	Dec 31 2019	Change
Net income available to common stockholders	$532	$543	(2)%	$1,716	$2,064	(17)%
Net income available to common stockholders per diluted share[2]	$1.47	$1.49	(1)%	$4.76	$5.66	(16)%

Core earnings	$636	$522	22%	$2,086	$2,062	1%
Core earnings per diluted share	$1.76	$1.43	23%	$5.78	$5.65	2%

Book value per diluted share				$50.39	$43.85	15%
Book value per diluted share (ex. AOCI)				$47.16	$43.71	8%

Net income available to common stockholders' return on equity (ROE)[3], last 12-months				10.0%	14.4%	(4.4)
Core earnings ROE[3], last 12-months				12.7%	13.6%	(0.9)
[1] The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful
[2] Includes dilutive potential common shares; for net income available to common stockholders per diluted share, the numerator is net income less preferred dividends
[3] Return on equity (ROE) is calculated based on last 12-months net income available to common stockholders and core earnings, respectively; for net income ROE, the denominator is stockholders’ equity including AOCI; for core earnings ROE, the denominator is stockholders’ equity excluding AOCI

Fourth quarter 2020 net income available to common stockholders was $532 million, or $1.47 per diluted share, down 2% from fourth quarter 2019 due to:
•$208 million, before tax, charge for asbestos and environmental (A&E) reserve development due to recording a deferred gain on retroactive reinsurance
•Excess     mortality in group life of $152 million, before tax, primarily caused by direct and indirect impacts of COVID-19

Partially offset by:
•Lower current accident year (CAY) losses before CATs and lower operating expenses in P&C
•An increase in limited partnership (LP) income to $152 million, before tax, from $51 million in fourth quarter 2019

Fourth quarter core earnings of $636 million, or $1.76 per diluted share, rose 22% from fourth quarter 2019. The increase was primarily due to:
•Underlying P&C loss ratio improvement of 3.5 points to 58.3% in fourth quarter 2020 from 61.8% in fourth quarter 2019
•P&C expense ratio improvement of 3.2 points, to 30.5% in fourth quarter 2020 from 33.7% in fourth quarter 2019
•Lower P&C CAY CAT losses of $55 million, before tax, in fourth quarter 2020 compared with $115 million in fourth quarter 2019
•Increase in net investment income to $556 million, before tax, from $503 million in fourth quarter 2019

Partially offset by:
•$152 million, before tax, of excess mortality in group life, primarily caused by direct and indirect impacts of COVID-19
•Less favorable P&C prior accident year development (PYD) within core earnings with $31 million, before tax, in fourth quarter 2020, compared to $58 million favorable PYD in fourth quarter 2019. The $31 million of net favorable development in fourth quarter 2020 included a $116 million, before tax, reserve reduction for prior year CAT reserves and a decrease in reserves for workers' compensation and package business, partially offset by a $125 million, before tax, increase in reserves for sexual molestation and abuse claims
•Decrease of $22 million, before tax, in income from the retained investment in Talcott Resolution

Net investment income of $556 million, before tax, increased $53 million compared with the prior year period, primarily driven by an increase in LP income to $152 million, before tax, from $51 million in fourth quarter 2019, partially offset by lower reinvestment rates.

Full year 2020 net income available to common stockholders of $1.7 billion, or $4.76 per diluted share, decreased 17% and 16%, respectively, from full year 2019 due to:
•A change to net realized capital losses from capital gains in 2019
•A $312 million, before tax, deferred gain on retroactive reinsurance in 2020, primarily driven by adverse A&E reserve development and adverse PYD on Navigators reserves
•Excess mortality on group life claims of $239 million, before tax, primarily caused by direct and indirect impacts of COVID-19
•Lower net investment income of $1.85 billion, before tax, compared to $1.95 billion in 2019
•Restructuring costs of $104 million, before tax, in 2020

Partially offset by:

•Charges in the 2019 period, including a $90 million, before tax, loss on extinguishment of debt and a $91 million, before tax, loss on reinsurance related to ceded premium paid for the Navigators adverse development cover (ADC)
•Higher CAY P&C underwriting gain
•An increase in net favorable P&C PYD before deferred gain on retroactive reinsurance

Full year 2020 core earnings of $2.1 billion, or $5.78 per diluted share, increased 1% from full year 2019. The increase was primarily due to:
•An increase in net favorable P&C PYD in core earnings of $299 million, before tax, due to:
◦Higher CAT reserve releases of $487 million, before tax, which was largely driven by lower reserve estimates for the 2017 and 2019 California wildfires, including a $289 million, before tax, subrogation benefit from PG&E, and more favorable development in personal auto liability, financial lines and certain general liability reserves, partially offset by an increase in sexual molestation and abuse claims of $254 million, before tax
•Higher favorable prior incurral development in Group Benefits
•Improved underlying P&C underwriting results, primarily driven by:
◦Lower non-CAT property losses
◦Reduced Personal Lines auto frequency, net of premium refunds
◦Lower P&C insurance operating costs and expenses, mostly due to reduced incentive compensation, benefits from the Hartford Next initiative, and, to a lesser extent, lower travel and employee benefits costs
◦Partially offset by $278 million, before tax, of COVID-19 claims

Partially offset by:
•Excess mortality in group life of $239 million, before tax, primarily caused by direct and indirect impacts of COVID-19
•Lower net investment income of $1.85 billion, before tax, versus $1.95 billion, largely due to lower reinvestment rates and a lower yield on variable rate securities due to the decline in interest rates
•Higher CAY CAT losses of $606 million, before tax, compared with $463 million, before tax, in 2019 primarily due to civil unrest claims in 2020

Dec. 31, 2020 book value per diluted share of $50.39 increased 15% from $43.85 at Dec. 31, 2019, principally due to an increase in net unrealized gains on investments within AOCI and net income in excess of common stockholder dividends.

Book value per diluted share (excluding AOCI) of $47.16 as of Dec. 31, 2020, increased 8% from $43.71 at Dec. 31, 2019, primarily due to net income in excess of common stockholder dividends.

The net income available to common stockholders' ROE (net income ROE) was 10.0% at Dec. 31, 2020, decreasing from 14.4% for the twelve months ended Dec. 31, 2019 due to a decrease in twelve month trailing net income available to common stockholders and an increase in average stockholders' equity. The core earnings ROE at Dec. 31, 2020 was 12.7%, down from the 13.6% recognized in the same period of 2019 due to an increase in average stockholders' equity, excluding AOCI.

2021 KEY BUSINESS METRICS OUTLOOK
The Hartford also announced its outlook for several 2021 key business metrics. The company does not provide an outlook for consolidated net income or core earnings. The key business metrics shown below are management estimates based on business, competitive, capital market, catastrophe and other assumptions.

Key Business Metrics	2020 Actual	2021 Outlook Range	2021 Outlook Range ex. Pandemic Losses
Commercial Lines combined ratio [1][2]	100.4	93.5 - 95.5	92.0 - 94.0
Commercial Lines underlying combined ratio	95.5	90.0 - 92.0	88.5 - 90.5
Personal Lines combined ratio [1][2]	75.5	94.0 - 96.0	N/A
Personal Lines underlying combined ratio	83.1	87.0 - 89.0	N/A
Group Benefits net income margin [3] [4]	6.4%	3.5% - 4.5%	5.9% - 6.9%
Group Benefits core earnings margin [4]	6.4%	3.7% - 4.7%	6.0% - 7.0%
[1] 2021 combined ratio metrics include an estimated consolidated P&C current accident year catastrophe loss ratio of 4.1 points, comprised of 3.1 points in Commercial Lines and 7.2 points in Personal Lines; actual 2021 catastrophes are likely to be different and will fluctuate quarterly due to seasonal variations
[2] Commercial Lines combined ratio outlook includes an estimated 0.4 points for accretion of discount on workers' compensation reserves as PYD. Personal Lines does not include any estimated PYD
[3] Group Benefits 2021 net income margin outlook includes integration costs of $9 million, before tax, compared with $18 million, before tax, in 2020
[4] Group Benefits 2021 net income margin and core earnings margin outlooks include pandemic losses of $160 million, before tax, associated with excess mortality and $17 million, before tax, of short-term disability claims

Actual 2021 results are subject to unusual or unpredictable items such as weather or catastrophe losses, impacts from the COVID-19 pandemic, change in loss frequency and severity, regulatory changes or assessments, prior year development, capital markets or investment results and other factors that are not within management's control. The company has frequently experienced unusual or unpredictable changes in revenues, expenses or other items that were not anticipated in prior outlooks.

BUSINESS RESULTS:
Commercial Lines

	Three Months Ended			Twelve Months Ended
($ in millions, unless otherwise noted)	Dec 31 2020	Dec 31 2019	Change	Dec 31 2020	Dec 31 2019	Change
Net income	$478	$302	58%	$856	$1,192	(28)%
Core earnings	$444	$292	52%	$998	$1,173	(15)%
Written premiums	$2,197	$2,190	—%	$8,969	$8,452	6%
Underwriting gain (loss)*	$183	$42	NM	$(37)	$189	NM
Underlying underwriting gain*	$208	$94	121%	$404	$497	(19)%
Losses and loss adjustment expense ratio
Current accident year before catastrophes	58.4	59.8	(1.4)	61.6	59.3	2.3
Current accident year catastrophes	1.9	3.9	(2.0)	4.5	3.9	0.6
Prior accident year development (PYD)	(0.8)	(1.6)	0.8	0.5	(0.5)	1.0
Expenses	32.0	35.8	(3.8)	33.5	34.7	(1.2)
Policyholder dividends	0.3	0.3	—	0.3	0.4	(0.1)
Combined ratio	91.8	98.2	(6.4)	100.4	97.7	2.7
Impact of catastrophes and PYD on combined ratio	(1.1)	(2.3)	1.2	(5.0)	(3.4)	(1.6)
Current accident year change in loss reserves upon acquisition of a business	-	-	—	0.0	(0.3)	0.3
Underlying combined ratio*	90.7	95.9	(5.2)	95.5	94.0	1.5

Fourth quarter 2020 net income of $478 million increased from $302 million in fourth quarter 2019 principally due to an increase in underwriting gain and higher net investment income. The higher underwriting gain was driven by lower CAY losses before considering COVID-19 losses and lower underwriting expenses, partially offset by COVID-19 incurred losses and less favorable PYD as a $125 million, before tax, increase in reserves for sexual molestation and abuse claims was partially offset by a $77 million, before tax, reduction in prior accident year catastrophe reserves.

COVID-19 incurred losses of $28 million, before tax, in the quarter included $14 million in workers' compensation, net of favorable frequency on other workers' compensation claims, and $14 million in financial and other lines.

Fourth quarter 2020 written premiums of $2.2 billion were flat with fourth quarter 2019, reflecting higher new business premium in Small Commercial and higher rate increases in Middle & Large Commercial and Global Specialty, offset by lower retention, and lower audit and endorsement premium in workers' compensation due to a declining exposure base.

•Small Commercial underlying combined ratio of 87.0 improved by 4.7 points from fourth quarter 2019 driven primarily by lower expenses and lower non-CAT property losses, partially offset by workers' compensation pricing-related margin compression
•Middle & Large Commercial underlying combined ratio of 93.0 improved by 4.4 points from fourth quarter 2019 primarily due to lower expenses and margin improvement in excess liability, partially offset by incurred COVID-19 losses

•Global Specialty underlying combined ratio of 93.3 compared to 100.8 in fourth quarter 2019 due to lower expenses and margin improvement in U.S. wholesale, international, and Global Re books of business, partially offset by incurred COVID-19 losses in financial and other lines

Combined ratio was 91.8 in fourth quarter 2020, 6.4 points lower than 98.2 in fourth quarter 2019, primarily due to a lower underlying combined ratio and lower CAY CAT losses, partially offset by less favorable PYD. Underlying combined ratio was 90.7, down 5.2 points from fourth quarter 2019, due to lower underwriting expenses and lower loss ratios, primarily in non-CAT property, U.S. wholesale, international and Global Re, partially offset by COVID-19 incurred losses of $28 million, before tax.

Personal Lines

	Three Months Ended			Twelve Months Ended
($ in millions, unless otherwise noted)	Dec 31 2020	Dec 31 2019	Change	Dec 31 2020	Dec 31 2019	Change
Net income	$170	$66	158%	$718	$318	126%
Core earnings	$164	$61	169%	$722	$285	153%
Written premiums	$673	$714	(6)%	$2,936	$3,131	(6)%
Underwriting gain	$154	$28	NM	$737	$160	NM
Underlying underwriting gain	$125	$37	NM	$508	$258	97%
Losses and loss adjustment expense ratio
Current accident year before catastrophes	57.8	67.8	(10.0)	56.3	65.3	(9.0)
Current accident year catastrophes	1.7	3.3	(1.6)	6.9	4.4	2.5
Prior accident year development (PYD)	(5.5)	(2.1)	(3.4)	(14.6)	(1.3)	(13.3)
Expenses	25.8	27.5	(1.7)	26.8	26.7	0.1
Combined ratio	79.8	96.5	(16.7)	75.5	95.0	(19.5)
Impact of catastrophes and PYD on combined ratio	3.8	(1.2)	5.0	7.7	(3.1)	10.8
Underlying combined ratio	83.6	95.3	(11.7)	83.1	91.9	(8.8)

Net income of $170 million in fourth quarter 2020 was up $104 million from fourth quarter 2019, while core earnings of $164 million rose by $103 million. The improvement was driven by favorable auto frequency, higher net favorable PYD, lower CAY CAT losses, lower non-CAT property losses in homeowners and lower underwriting expenses.

Written premiums in fourth quarter 2020 were $673 million compared to $714 million in fourth quarter 2019 primarily due to a reduction in auto as non-renewed premium exceeded new business. Moderating claim frequency has led to lower renewal written price increases in auto while renewal written price increases in home increased to 8.8% in fourth quarter 2020. The auto underlying combined ratio of 89.6 improved 12.9 points from fourth quarter 2019, primarily due to lower auto frequency resulting from fewer miles driven as well as lower underwriting expenses.

The fourth quarter 2020 homeowners underlying combined ratio of 69.9 improved 9.2 points from fourth quarter 2019, primarily due to lower non-CAT property losses and lower underwriting expenses.

Combined ratio of 79.8 in fourth quarter 2020 was 16.7 points lower than fourth quarter 2019, primarily due to lower CAY loss costs and higher net favorable PYD. Underlying combined ratio of 83.6 was 11.7 points better than fourth quarter 2019, primarily due to lower auto claim frequency from fewer miles driven, lower non-CAT property losses in homeowners, and lower underwriting expenses.

Group Benefits

	Three Months Ended			Twelve Months Ended
($ in millions, unless otherwise noted)	Dec 31 2020	Dec 31 2019	Change	Dec 31 2020	Dec 31 2019	Change
Net income	$59	$159	(63)%	$383	$536	(29)%
Core earnings	$49	$161	(70)%	$382	$539	(29)%
Fully insured ongoing premiums (ex. buyout premiums)	$1,317	$1,344	(2)%	$5,305	$5,416	(2)%
Loss ratio	80.2%	68.8%	11.4	74.5%	72.3%	2.2
Expense ratio	24.6%	25.8%	(1.2)	25.2%	24.5%	0.7
Net income margin	3.9%	10.5%	(6.6)	6.4%	8.8%	(2.4)
Core earnings margin	3.3%	10.6%	(7.3)	6.4%	8.9%	(2.5)

Net income and core earnings were $59 million and $49 million, respectively, decreasing 63% and 70%, respectively, from fourth quarter 2019, largely driven by $152 million, before tax, of excess mortality in group life, primarily caused by direct and indirect impacts of COVID-19, partially offset by lower insurance operating costs and other expenses.

Fully insured ongoing premiums were down 2%, compared to fourth quarter 2019, primarily due to lower insured exposure on in-force policies.

Loss ratio of 80.2% increased 11.4 points from fourth quarter 2019 with increases in both group life and group disability:
•Total group life loss ratio increased 23.9 points, primarily due to excess mortality, primarily caused by direct and indirect impacts of COVID-19
•Total disability loss ratio of 65.1% increased 3.1 points compared with fourth quarter 2019, with fourth quarter 2020 including $5 million, before tax, or 0.7 points, of short-term disability COVID-19 related losses and less favorable prior period development compared to fourth quarter 2019

Expense ratio of 24.6% improved 1.2 points from fourth quarter 2019, primarily driven by lower incentive compensation and benefits expenses.

Hartford Funds

	Three Months Ended			Twelve Months Ended
($ in millions, unless otherwise noted)	Dec 31 2020	Dec 31 2019	Change	Dec 31 2020	Dec 31 2019	Change
Net income	$51	$41	24%	$170	$149	14%
Core earnings	$46	$40	15%	$163	$145	12%
Daily average Hartford Funds AUM	$130,485	$121,709	7%	$120,908	$117,914	3%
Mutual Funds and exchange-traded products (ETP) net flows	$281	$218	29%	$(3,084)	$187	NM
Total Hartford Funds assets under management (AUM)	$139,436	$126,958	10%	$139,436	$126,958	10%

Net income of $51 million increased 24% compared with fourth quarter 2019, partly due to an increase in net realized capital gains due to mark-to-market gains on company assets invested in some of the funds. The remainder of the increase in net income and the $6 million increase in core earnings, to $46 million, was primarily due to an increase in fee income and lower administrative expenses, including a reduction in state income taxes and travel expenses. The increase in fee income, which was largely attributable to higher daily average Hartford Funds AUM, was partially offset by a continued shift to lower fee generating funds.

Daily average AUM of $130 billion in fourth quarter 2020 rose 7% from fourth quarter 2019 driven by increases in market values.

Mutual fund and ETP net inflows totaled $281 million in fourth quarter 2020, compared with net inflows of $218 million in fourth quarter 2019.

Corporate

	Three Months Ended			Twelve Months Ended
($ in millions, unless otherwise noted)	Dec 31 2020	Dec 31 2019	Change	Dec 31 2020	Dec 31 2019	Change
Net loss	$(41)	$(29)	(41)%	$(222)	$(171)	(30)%
Core loss	$(51)	$(39)	(31)%	$(178)	$(126)	(41)%
Other revenue (loss)	$(1)	$28	(104)%	$53	$96	(45)%
Net investment income, before tax	$6	$15	(60)%	$22	$66	(67)%
Interest expense and preferred dividends, before tax	$62	$70	(11)%	$257	$280	(8)%

Net loss of $41 million in fourth quarter 2020 compared with a net loss of $29 million in fourth quarter 2019, with the decrease due to lower income from the company's retained equity interest in Talcott Resolution, planned restructuring costs of $17 million, before tax, related to Hartford Next and lower net investment income, partially offset by an increase in net realized capital gains and lower interest expense. Fourth quarter 2020 core loss of $51 million increased $12 million compared with fourth quarter 2019 mostly due to the decrease in income from the company's retained equity interest in Talcott Resolution recognized within other revenues, and a decrease in net investment income, partially offset by a decrease in interest expense.

INVESTMENT INCOME AND PORTFOLIO DATA:

	Three Months Ended			Twelve Months Ended
($ in millions, unless otherwise noted)	Dec 31 2020	Dec 31 2019	Change	Dec 31 2020	Dec 31 2019	Change

Net investment income, before tax	$556	$503	11%	$1,846	$1,951	(5)%
Annualized investment yield, before tax	4.3%	4.0%	0.3	3.6%	4.1%	(0.5)
Annualized investment yield, before tax, excluding LPs*	3.2%	3.8%	(0.6)	3.3%	3.7%	(0.4)
Annualized LP yield, before tax	32.3%	11.9%	20.4	12.3%	14.4%	(2.1)
Annualized investment yield, after tax	3.5%	3.3%	0.2	3.0%	3.4%	(0.4)

Fourth quarter 2020 consolidated net investment income of $556 million increased $53 million from fourth quarter 2019 as higher income from LPs and other alternative investments was partially offset by lower income from fixed maturities. Income from fixed maturities declined as a result of reinvesting at lower rates and lower yields on variable rate securities, partially offset by higher asset levels.

Income from LPs was $152 million, before tax, in fourth quarter 2020, increasing from $51 million, before tax, in fourth quarter 2019, mostly driven by higher private equity valuations and distributions and the sale of two underlying real estate properties. Income from LPs, including from private equity and other funds, is generally reported on a three-month lag.

Total invested assets of $57 billion rose 7% from Dec. 31, 2019, due to increased book value and an increase in valuations as a result of a decline in interest rates.

CONFERENCE CALL
The Hartford will discuss its fourth quarter and full year 2020 financial results on a webcast at 9 a.m. EST on Friday, Feb. 5, 2021. The call can be accessed via a live listen-only webcast or as a replay through the Investor Relations section of The Hartford's website at https://ir.thehartford.com. The replay will be accessible approximately one hour after the conclusion of the call and be available along with a transcript of the event for at least one year.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for Dec. 31, 2020, and the fourth quarter 2020 Financial Results Presentation, both of which are available at https://ir.thehartford.com.

About The Hartford
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com. Follow us on Twitter at https://twitter.com/thehartford_pr.
The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut. For additional details, please read https://www.thehartford.com/legal-notice.

HIG-F

From time to time, The Hartford may use its website and/or social media outlets, such as Twitter and Facebook, to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com, Twitter account at www.twitter.com/TheHartford_pr and Facebook at https://facebook.com/thehartford. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contacts:    Investor Contact:
Michelle Loxton     Susan Spivak Bernstein
860-547-7413     860-547-6233
michelle.loxton@thehartford.com     susan.spivak@thehartford.com

Matthew Sturdevant
860-547-8664
matthew.sturdevant@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended December 31, 2020
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate		Consolidated
Earned premiums	$2,237	$761	$—	$1,318	$—	$—		$4,316
Fee income	9	8	—	43	265	11		336
Net investment income	363	47	15	124	1	6		556
Other revenue (loss)	1	18	—	—	—	(1)		18
Net realized capital gains	45	7	2	18	6	24		102
Total revenues	2,655	841	17	1,503	272	40		5,328
Benefits, losses, and loss adjustment expenses	1,332	411	243	1,092	—	2		3,080
Amortization of DAC	346	59	—	11	3	—		419
Insurance operating costs and other expenses	388	158	2	317	204	17		1,086
Restructuring and other costs	—	—	—	—	—	17		17
Interest expense	—	—	—	—	—	57		57
Amortization of other intangible assets	6	1	—	10	—	—		17
Total benefits, losses and expenses	2,072	629	245	1,430	207	93		4,676
Income (loss) before income taxes	583	212	(228)	73	65	(53)		652
Income tax expense (benefit)	105	42	(48)	14	14	(12)		115
Net income (loss)	478	170	(180)	59	51	(41)		537
Preferred stock dividends	—	—	—	—	—	5		5
Net income (loss) available to common stockholders	478	170	(180)	59	51	(46)		532
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (losses)
Net realized capital gains, excluded from core earnings, before tax	(46)	(6)	(2)	(17)	(6)	(24)		(101)
Restructuring and other costs	—	—	—	—	—	17		17
Change in deferred gain on retroactive reinsurance, before tax	5	—	210	—	—	—	—	215
Integration and transaction costs associated with an acquired business, before tax	8	—	—	3	—	—		11
Income tax expense (benefit)	(1)	—	(44)	4	1	2		(38)
Core earnings (losses)	$444	$164	$(16)	$49	$46	$(51)		$636

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended December 31, 2019
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$2,276	$795	$2	$1,345	$—	$5	$4,423
Fee income	9	9	—	45	256	12	331
Net investment income	298	45	20	123	2	15	503
Other revenue	—	18	—	—	—	23	41
Net realized capital gains	42	7	3	8	2	1	63
Total revenues	2,625	874	25	1,521	260	56	5,361
Benefits, losses, and loss adjustment expenses	1,413	548	12	957	—	9	2,939
Amortization of DAC	356	65	—	13	3	1	438
Insurance operating costs and other expenses	479	177	3	343	206	16	1,224
Interest expense	—	—	—	—	—	65	65
Amortization of other intangible assets	7	2	—	10	—	—	19
Total benefits, losses and expenses	2,255	792	15	1,323	209	91	4,685
Income (loss) before income taxes	370	82	10	198	51	(35)	676
Income tax expense (benefit)	68	16	1	39	10	(6)	128
Income (loss) from continuing operations, net of tax	302	66	9	159	41	(29)	548
Net income (loss)	302	66	9	159	41	(29)	548
Preferred stock dividends	—	—	—	—	—	5	5
Net income (loss) available to common stockholders	302	66	9	159	41	(34)	543
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (losses)
Net realized capital gains, excluded from core earnings, before tax	(42)	(7)	(3)	(7)	(1)	(2)	(62)
Change in deferred gain on retroactive reinsurance, before tax	16	—	—	—	—	—	16
Integration and transaction costs, before tax	12	—	—	8	—	1	21
Income tax expense (benefit)	4	2	1	1	—	(4)	4
Core earnings (losses)	$292	$61	$7	$161	$40	$(39)	$522

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Year Ended December 31, 2020
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$8,910	$3,008	$—	$5,361	$—	$9	$17,288
Fee income	30	34	—	175	989	49	1,277
Net investment income	1,160	157	55	448	4	22	1,846
Other revenue	1	81	—	—	—	44	126
Net realized capital gains (losses)	(60)	(5)	(1)	22	8	22	(14)
Total revenues	10,041	3,275	54	6,006	1,001	146	20,523
Benefits, losses, and loss adjustment expenses	5,929	1,466	258	4,137	—	15	11,805
Amortization of DAC	1,397	244	—	50	14	1	1,706
Insurance operating costs and other expenses	1,655	659	10	1,308	773	75	4,480
Restructuring and other costs	—	—	—	—	—	104	104
Interest expense	—	—	—	—	—	236	236
Amortization of other intangible assets	28	4	—	40	—	—	72
Total benefits and expenses	9,009	2,373	268	5,535	787	431	18,403
Income (loss) before income taxes	1,032	902	(214)	471	214	(285)	2,120
Income tax expense (benefit)	176	184	(46)	88	44	(63)	383
Net income (loss)	856	718	(168)	383	170	(222)	1,737
Preferred stock dividends	—	—	—	—	—	21	21
Net Income available to common stockholders	856	718	(168)	383	170	(243)	1,716
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (losses)
Net realized capital losses (gains), excluded from core earnings, before tax	61	6	1	(20)	(8)	(22)	18
Restructuring costs, before tax	—	—	—	—	—	104	104
Integration and transaction costs, before tax	33	—	—	18	—	—	51
Change in deferred gain on retroactive reinsurance, before tax	102	—	210	—	—	—	312
Income tax expense (benefit)	(54)	(2)	(44)	1	1	(17)	(115)
Core earnings (losses)	$998	$722	$(1)	$382	$163	$(178)	$2,086

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Year Ended December 31, 2019
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	8,290	3,198	2	5,423	—	10	16,923
Fee income	35	37	—	180	999	50	1,301
Net investment income	1,129	179	84	486	7	66	1,951
Other revenue	1	83	—	—	—	86	170
Net realized capital gains (losses)	271	43	20	34	5	22	395
Total revenues	9,726	3,540	106	6,123	1,011	234	20,740
Benefits, losses, and loss adjustment expenses	5,192	2,185	21	4,055	—	19	11,472
Amortization of DAC	1,296	259	—	54	12	1	1,622
Insurance operating costs and other expenses	1,667	696	12	1,311	813	82	4,580
Loss on extinguishment of debt	—	—	—	—	—	90	90
Loss on reinsurance transaction	91	—	—	—	—	—	91
Interest expense	—	—	—	—	—	259	259
Amortization of other intangible assets	18	6	—	41	—	1	66
Total benefits and expenses	8,264	3,146	33	5,461	825	451	18,180
Income (loss) before income taxes	1,462	394	73	662	186	(217)	2,560
Income tax expense (benefit)	270	76	12	126	37	(46)	475
Income (loss) from continuing operations, net of tax	1,192	318	61	536	149	(171)	2,085
Net income (loss)	1,192	318	61	536	149	(171)	2,085
Preferred stock dividends	—	—	—	—	—	21	21
Net income (loss) available to common stockholders	1,192	318	61	536	149	(192)	2,064
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (losses)
Net realized capital losses (gains), excluded from core earnings, before tax	(268)	(42)	(19)	(33)	(4)	(23)	(389)
Loss on extinguishment of debt, before tax	—	—	—	—	—	90	90
Change in loss reserves upon acquisition of a business, before tax	97	—	—	—	—	—	97
Integration and transaction costs, before tax	38	—	—	36	—	17	91
Loss on reinsurance transaction, before tax	91	—	—	—	—	—	91
Change in deferred gain on retroactive reinsurance, before tax	16	—	—	—	—	—	16
Income tax expense (benefit)	7	9	4	—	—	(18)	2
Core earnings (losses)	1,173	285	46	539	145	(126)	2,062

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for fourth quarter 2020, which is available on The Hartford's website, https://ir.thehartford.com.

Annualized investment yield, excluding limited partnerships and other alternative investments - This non-GAAP measure is calculated as (a) the annualized net investment income, on a Consolidated, P&C or Group Benefits level, excluding limited partnerships and other alternative investments, divided by (b) the monthly average invested assets at amortized cost, excluding repurchase agreement and securities lending collateral, derivatives book value, and limited partnerships and other alternative investments. The Company believes that annualized investment yield, excluding limited partnerships and other alternative investments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative investments. Annualized investment yield is the most directly comparable GAAP measure.

	Three Months Ended
	Dec 31 2020	Dec 31 2019	Dec 31 2020	Dec 31 2019	Dec 31 2020	Dec 31 2019
	Consolidated		P&C		Group Benefits
Annualized investment yield, before tax	4.3%	4.0%	4.4%	4.0%	4.3%	4.3%
Impact on annualized investment yield of limited partnerships and other alternative investments, before tax	(1.1)%	(0.2)%	(1.2)%	(0.3)%	(0.8)%	(0.4)%
Annualized investment yield excluding limited partnerships and other alternative investments, before tax	3.2%	3.8%	3.2%	3.7%	3.5%	3.9%

	Twelve Months Ended
	Dec 31 2020	Dec 31 2019	Dec 31 2020	Dec 31 2019	Dec 31 2020	Dec 31 2019
	Consolidated		P&C		Group Benefits
Annualized investment yield, before tax	3.6%	4.1%	3.7%	4.1%	3.9%	4.2%
Impact on annualized investment yield of limited partnerships and other alternative investments, before tax	(0.3)%	(0.4)%	(0.4)%	(0.4)%	(0.2)%	(0.3)%
Annualized investment yield excluding limited partnerships and other alternative investments, before tax	3.3%	3.7%	3.3%	3.7%	3.7%	3.9%

Book value per diluted share (excluding AOCI) - This is a non-GAAP per share measure that is calculated by dividing (a) common stockholders' equity, excluding AOCI, after tax, by (b) common shares outstanding and dilutive potential common shares. The Company provides this measure to enable investors to analyze the amount of the Company's net worth that is primarily attributable to the Company's business operations. The Company believes that excluding AOCI from the numerator is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per diluted share is the most directly comparable U.S. GAAP measure.

	As of
	Dec 31 2020	Dec 31 2019	Change
Book value per diluted share	$50.39	$43.85	15%
Per diluted share impact of AOCI	$(3.23)	$(0.14)	NM
Book value per diluted share (excluding AOCI)	$47.16	$43.71	8%

Core earnings - The Hartford uses the non-GAAP measure core earnings as an important measure of the Company’s operating performance. The Hartford believes that core earnings provides investors with a valuable measure of the performance of the Company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain items. Therefore, the following items are excluded from core earnings:
•Certain realized capital gains and losses - Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business. Accordingly, core earnings excludes the effect of all realized gains and losses that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income.
•Restructuring and other costs - Costs incurred as part of a restructuring plan are not a recurring operating expense of the business.
•Loss on extinguishment of debt - Largely consisting of make-whole payments or tender premiums upon paying debt off before maturity, these losses are not a recurring operating expense of the business.
•Gains and losses on reinsurance transactions - Gains or losses on reinsurance, such as those entered into upon sale of a business or to reinsure loss reserves, are not a recurring operating expense of the business.
•Integration and transaction costs in connection with an acquired business - As transaction costs are incurred upon acquisition of a business and integration costs are completed within a short period after an acquisition, they do not represent ongoing costs of the business.
•Change in loss reserves upon acquisition of a business - These changes in loss reserves are excluded from core earnings because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition.
•Deferred gain resulting from retroactive reinsurance and subsequent changes in the deferred gain - Retroactive reinsurance agreements economically transfer risk to the reinsurers and including the full benefit from retroactive reinsurance in core earnings provides greater insight into the economics of the business.
•Change in valuation allowance on deferred taxes related to non-core components of pre-tax income - These changes in valuation allowances are excluded from core earnings because they relate to non-core components of pre-tax income, such as tax attributes like capital loss carryforwards.
•Results of discontinued operations - These results are excluded from core earnings for businesses sold or held for sale because such results could obscure the ability to compare period over period results for our ongoing businesses.
In addition to the above components of net income available to common stockholders that are excluded from core earnings, preferred stock dividends declared, which are excluded from net income available to common stockholders, are included in the determination of core earnings. Preferred stock dividends are a cost of financing more akin to interest expense on debt and are expected to be a recurring expense as long as the preferred stock is outstanding.

Net income (loss) and net income (loss) available to common stockholders are the most directly comparable U.S. GAAP measures to core earnings. Core earnings should not be considered as a substitute for net income (loss) or net income (loss) available to common stockholders and does not reflect the overall profitability of the Company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), net income (loss) available to common stockholders, and core earnings when reviewing the Company’s performance.
A reconciliation of net income (loss) to core earnings for the quarterly periods and twelve-months ended Dec. 31, 2020 and 2019, is included in this press release. A reconciliation of net income (loss) to core earnings for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended Dec. 31, 2020.
Core earnings margin - The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin, calculated by dividing net income by revenues, is the most directly comparable U.S. GAAP measure. The Company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses) as well as other items excluded in the calculation of core earnings. Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the Company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods and twelve-months ended Dec. 31, 2020 and 2019, is set forth below.

	Three Months Ended			Twelve Months Ended
Margin	Dec 31 2020	Dec 31 2019	Change	Dec 31 2020	Dec 31 2019	Change
Net income margin	3.9%	10.5%	(6.6)	6.4%	8.8%	(2.4)
Adjustments to reconcile net income margin to core earnings margin
Net realized capital losses (gains) excluded from core earnings, before tax	(1.1)%	(0.5)%	(0.6)	(0.4)%	(0.5)%	0.1
Integration and transaction costs associated with acquired business, before tax	0.2%	0.5%	(0.3)	0.3%	0.6%	(0.3)
Income tax expense	0.3%	0.1%	0.2	—%	—%	—
Impact of excluding buyouts from denominator of core earnings margin	—%	—%	—	0.1%	—%	0.1
Core earnings margin	3.3%	10.6%	(7.3)	6.4%	8.9%	(2.5)

Core earnings per diluted share - This non-GAAP per share measure is calculated using the non-GAAP financial measure core earnings rather than the GAAP measure net income. The Company believes that core earnings per diluted share provides investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) available to common stockholders per diluted common share is the most directly comparable GAAP measures. Core earnings per diluted share should not be considered as a substitute for net income (loss) available to common stockholders per diluted common share and does not reflect the overall profitability of the Company's business. Therefore, the Company believes that it is useful for investors to evaluate net income (loss) available to common stockholders per diluted common share and core earnings per diluted share when reviewing the Company's performance. A reconciliation of net income (loss) available to common stockholders per diluted common share to core earnings per diluted share for the quarterly periods and twelve-months ended Dec. 31, 2020 and 2019 is provided in the table below.

	Three Months Ended			Twelve Months Ended
	Dec 31 2020	Dec 31 2019	Change	Dec 31 2020	Dec 31 2019	Change
PER SHARE DATA
Diluted earnings per common share:
Net income available to common stockholders per share[1]	$1.47	$1.49	(1)%	$4.76	$5.66	(16)%
Adjustment made to reconcile net income available to common stockholders per share to core earnings per share
Net realized capital losses (gains), excluded from core earnings, before tax	(0.28)	(0.17)	(65)%	0.05	(1.07)	NM
Loss on reinsurance transactions, before tax	—	—	—%	—	0.25	(100)%
Restructuring and other costs, before tax	0.05	—	100%	0.29	—	NM
Loss on extinguishment of debt, before tax	—	—	—%	—	0.25	(100)%
Integration and transaction costs associated with an acquired business, before tax	0.03	0.06	(50)%	0.14	0.25	(44)%
Change in deferred gain on retroactive reinsurance, before tax	0.59	0.04	NM	0.87	0.04	NM
Change in loss reserves upon acquisition of a business, before tax	—	—	—%	—	0.27	(100)%
Income tax expense (benefit) on items excluded from core earnings	(0.10)	0.01	NM	(0.33)	—	NM
Core earnings per diluted share	$1.76	$1.43	23%	$5.78	$5.65	2%

[1] Net income (loss) available to common stockholders includes dilutive potential common shares

Core Earnings Return on Equity - The Company provides different measures of the return on stockholders' equity (ROE). Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) the non-GAAP measure core earnings for the prior four fiscal quarters by (b) the non-GAAP measure average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The Company excludes AOCI in the calculation of core earnings ROE to provide investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to the Company's business operations. The Company provides to investors return on equity measures based on its non-GAAP core earnings financial measure for the reasons set forth in the core earnings definition.
A reconciliation of consolidated net income (loss) ROE to Consolidated Core earnings ROE is set forth below.

	Last Twelve Months Ended
	Dec 31 2020	Dec 31 2019
Net income (loss) available to common stockholders ROE	10.0%	14.4%
Adjustments to reconcile net income (loss) available to common stockholders ROE to core earnings ROE
Net realized capital losses (gains) excluded from core earnings, before tax	0.1	(2.7)
Restructuring and other costs, before tax	0.6	—
Loss on extinguishment of debt, before tax	—	0.6
Loss on reinsurance transactions, before tax	—	0.6
Integration and transaction costs associated with an acquired business, before tax	0.3	0.6
Changes in loss reserves upon acquisition of a business, before tax	—	0.7
Change in deferred gain on retroactive reinsurance, before tax	1.8	0.1
Income tax expense (benefit) on items not included in core earnings	(0.7)	—
Impact of AOCI, excluded from core earnings ROE	0.6	(0.7)
Core earnings ROE	12.7%	13.6%

Net investment income, excluding limited partnerships and other alternative investments -This non-GAAP measure is the amount of net investment income, on a Consolidated, P&C or Group Benefits level earned from invested assets, excluding the net investment income related to limited partnerships and other alternative investments. The Company believes that net investment income, excluding limited partnerships and other alternative instruments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative instruments. Net investment income is the most directly comparable GAAP measure.

	Three Months Ended
	Dec 31 2020	Dec 31 2019	Dec 31 2020	Dec 31 2019	Dec 31 2020	Dec 31 2019
	Consolidated		P&C		Group Benefits
Total net investment income	$556	$503	$425	$363	$124	$123
Loss (income) from limited partnerships and other alternative assets	(152)	(51)	(128)	(38)	(24)	(13)
Net investment income excluding limited partnerships and other alternative investments	$404	$452	$297	$325	$100	$110

	Twelve Months Ended
	Dec 31 2020	Dec 31 2019	Dec 31 2020	Dec 31 2019	Dec 31 2020	Dec 31 2019
	Consolidated		P&C		Group Benefits
Total net investment income	$1,846	$1,951	$1,372	$1,392	$448	$486
Loss (income) from limited partnerships and other alternative assets	(222)	(232)	(186)	(186)	(36)	(46)
Net investment income excluding limited partnerships and other alternative investments	$1,624	$1,719	$1,186	$1,206	$412	$440

Underlying combined ratio- This non-GAAP financial measure of underwriting results represents the combined ratio before catastrophes, prior accident year development and current accident year change in loss reserves upon acquisition of a business. Combined ratio is the most directly comparable GAAP measure. The underlying combined ratio represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes and current accident year change in loss reserves upon acquisition of a business. The Company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve development. The changes to loss reserves upon acquisition of a business are excluded from underlying combined ratio because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this press release under the heading "Business Results" for Commercial Lines" and "Personal Lines"
Underwriting gain (loss) - The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before tax non-GAAP measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the Company's investing activities. A reconciliation of net income to underwriting results for the quarterly periods and twelve-months ended Dec. 31, 2020 and 2019, is set forth below.
Underlying underwriting gain (loss) - This non-GAAP measure of underwriting profitability represents underwriting gain (loss) before current accident year catastrophes, PYD and current accident year change in loss reserves upon acquisition of a business. The most directly comparable GAAP measure is net income (loss). The Company believes underlying underwriting gain (loss) is important to understand the Company’s periodic earnings because the volatile and unpredictable nature (i.e., the timing and amount) of catastrophes and prior accident year reserve development could obscure underwriting trends. The changes to loss reserves upon acquisition of a business are also excluded from underlying underwriting gain (loss) because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of net income (loss) to underlying underwriting gain (loss) for individual reporting segments for the quarterly periods ended Dec. 31, 2020 and 2019, is set forth below.

COMMERCIAL LINES

	Three Months Ended		Twelve Months Ended
	Dec 31 2020	Dec 31 2019	Dec 31 2020	Dec 31 2019
Net income	$478	$302	$856	$1,192
Adjustments to reconcile net income to underwriting gain
Net servicing loss (income)	(2)	1	(4)	(2)
Net investment income	(363)	(298)	(1,160)	(1,129)
Net realized capital losses (gains)	(45)	(42)	60	(271)
Other expense (income)	10	11	35	38
Loss on reinsurance transaction	—	—	—	91
Income tax expense	105	68	176	270
Underwriting gain	183	42	(37)	189
Adjustments to reconcile underwriting gain to underlying underwriting gain
Current accident year catastrophes	42	89	397	323
Prior accident year development	(17)	(37)	44	(44)
Current accident year change in loss reserves upon acquisition of a business	—	—	—	29
Underlying underwriting gain	$208	$94	$404	$497

PERSONAL LINES

	Three Months Ended		Twelve Months Ended
	Dec 31 2020	Dec 31 2019	Dec 31 2020	Dec 31 2019
Net income	$170	$66	$718	$318
Adjustments to reconcile net income to underwriting gain
Net servicing income	(4)	(2)	(14)	(13)
Net investment income	(47)	(45)	(157)	(179)
Net realized capital losses (gains)	(7)	(7)	5	(43)
Other expense	—	—	1	1
Income tax expense (benefit)	42	16	184	76
Underwriting gain	154	28	737	160
Adjustments to reconcile underwriting gain to underlying underwriting gain
Current accident year catastrophes	13	26	209	140
Prior accident year development	(42)	(17)	(438)	(42)
Underlying underwriting gain	$125	$37	$508	$258

PROPERTY & CASUALTY

	Three Months Ended		Twelve Months Ended
	Dec 31 2020	Dec 31 2019	Dec 31 2020	Dec 31 2019
Net income	$468	$377	$1,406	$1,571
Adjustments to reconcile net income to underwriting gain
Net investment income	(425)	(363)	(1,372)	(1,392)
Net realized capital losses (gains)	(54)	(52)	66	(334)
Net servicing and other expense (income)	3	10	17	24
Loss on reinsurance transaction	—	—	—	91
Income tax expense	99	85	314	358
Underwriting gain	91	57	431	318
Adjustments to reconcile underwriting gain to underlying underwriting gain
Current accident year catastrophes	55	115	606	463
Prior accident year development	184	(42)	(136)	(65)
Current accident year change in loss reserves upon acquisition of a business	—	—	—	29
Underlying underwriting gain	$330	$130	$901	$745

SAFE HARBOR STATEMENT
Certain of the statements contained herein are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” and similar references to future periods.
Forward-looking statements are based on management's current expectations and assumptions regarding future economic, competitive, legislative and other developments and their potential effect upon The Hartford Financial Services Group, Inc. and its subsidiaries (collectively, the "Company" or "The Hartford"). Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from expectations, depending on the evolution of various factors, including the risks and uncertainties identified below, as well as factors described in such forward-looking statements; or in Part I, Item 1A, Risk Factors, in Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations, and those identified from time to time in our other filings with the Securities and Exchange Commission.

Risks relating to the pandemic caused by the spread of the novel strain of coronavirus, specifically identified as the Coronavirus Disease 2019 (“COVID-19”) including impacts to the Company's insurance and product-related, regulatory/legal, recessionary and other global economic, capital and liquidity and operational risks;
Risks Relating to Economic, Political and Global Market Conditions: challenges related to the Company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns, changes in trade regulation including tariffs and other barriers or other potentially adverse macroeconomic developments on the demand for our products and returns in our investment portfolios; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate, foreign currency exchange rates and market volatility;the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; the impacts of changing climate and weather patterns on our businesses, operations and investment portfolio including on claims, demand and pricing of our products, the availability and cost of reinsurance, our modeling data used to evaluate and manage risks of catastrophes and severe weather events, the value of our investment portfolios and credit risk with reinsurers and other counterparties; the risks associated with the discontinuance of the London Inter-Bank Offered Rate ("LIBOR") on the securities we hold or may have issued, other financial instruments and any other assets and liabilities whose value is tied to LIBOR; the impacts associated with the withdrawal of the United Kingdom (“U.K.”) from the European Union (“E.U.”) on our international operations in the U.K. and E.U.
Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development, including with respect to long-tailed exposures; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims; the possibility of another pandemic, civil unrest, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the intensity and frequency of storms, hail, wildfires, flooding, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the Company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the Company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, including usage-based methods of determining premiums, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing, the Company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues;
Financial Strength, Credit and Counterparty Risks: risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the Company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; capital requirements which are subject to many factors, including many that are outside the Company’s control, such as National Association of Insurance Commissioners ("NAIC") risk based capital formulas, rating agency capital models, Funds at Lloyd's and Solvency Capital Requirement, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; losses due to nonperformance or defaults by others, including credit risk with counterparties associated with investments, derivatives, premiums receivable, reinsurance recoverables and indemnifications provided by third parties in connection with previous dispositions; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the Company against losses; state and international regulatory limitations on the ability of the Company and certain of its subsidiaries to declare and pay dividends;
Risks Relating to Estimates, Assumptions and Valuations: risk associated with the use of analytical models in making decisions in key areas such as underwriting, pricing, capital management, reserving, investments, reinsurance and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the Company’s fair value estimates for its investments and the evaluation of intent-to-sell impairments and allowance for credit losses on available-for-sale securities and mortgage loans; the potential for further impairments of our goodwill;
Strategic and Operational Risks: the Company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the potential for difficulties arising from outsourcing and similar third-party relationships; the risks, challenges and uncertainties associated with capital management plans, expense reduction initiatives and other actions, which may include acquisitions, divestitures or restructurings; risks associated with acquisitions and divestitures, including the challenges of integrating acquired companies or businesses, which may result in our inability to achieve the anticipated benefits and synergies and may result in unintended consequences; difficulty in attracting and retaining talented and qualified personnel, including key employees, such as executives, managers and employees with strong technological, analytical and other specialized skills; the Company’s ability to protect its intellectual property and defend against claims of infringement;
Regulatory and Legal Risks: the cost and other potential effects of increased federal, state and international regulatory and legislative developments, including those that could adversely impact the demand for the Company’s products, operating costs and required capital levels; unfavorable judicial or legislative developments; the impact of changes in federal, state or foreign tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that stockholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements.

Any forward-looking statement made by the Company in this document speaks only as of the date of the filing of this release. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.